Exhibit 12.1

BUSINESS LEGAL ADVISORS, LLC 14888 Auburn Sky Drive, Draper, UT 84020 (801) 634-1984 brian@businesslegaladvisor.com	Brian Higley Attorney at Law Licensed in Utah

January 26, 2021

Board of Directors

GRASS QOZF, Inc.

204 West Spear Street, #3862

Carson City, NV 89703

To Whom it May Concern:

I have acted, at your request, as outside securities counsel to GRASS QOZF, Inc., a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 25,000,000,000 shares of Common Stock, par value $0.001, offered by the Company at $2.00 per share (the “Shares”), pursuant to an Disclosure Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (the “Disclosure Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, selected proceedings of the board of directors of the Company authorizing the issuance of the Shares, certificates of officers of the Company and of public officials, and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of the Company, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the Disclosure Statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Disclosure Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Disclosure Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Disclosure Statement. I assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Brian Higley______________________________

Brian Higley, Esq.